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                     AMENDMENT DATED AS OF JANUARY 3, 1996
             BETWEEN MORGAN STANLEY TRUST COMPANY (THE "CUSTODIAN")
                          AND MAS FUNDS (THE "CLIENT")



     WHEREAS, the Custodian and the Client have entered into a Custody Agreement dated as of September 1, 1993 (the "Agreement") for the safekeeping of securities and cash received by the Custodian for the account of the Client;

     WHEREAS, the Client and the Custodian wish to amend the manner in which the Custodian holds any of the Client's cash;

     NOW, THEREFORE, in consideration of the premises, the parties hereto agree as follows:

     1. Terms defined in the Agreement are used herein with their defined meanings.


     2. Section 11 of the Custody Agreement is hereby amended in its entirety to read as follows:

          "11. Unless the Client and the Custodian otherwise agree, all cash received by the Custodian for the Account shall be placed in deposit accounts maintained by the Custodian for the benefit of its clients with Subcustodians. The Client understands that such deposit accounts may not be accompanied by the benefit of any governmental insurance. If the Custodian and the Client have agreed in writing in advance that certain cash in the Account shall bear interest, the Custodian shall be responsible for crediting the Account with interest on such cash at the rates and times as agreed between the Client and the Custodian from time to time and such rates may be greater than or less than the rates paid on deposits by the Subcustodian. Any difference between the interest so paid to the Client and the interest so paid by the Subcustodians shall be for the account of the Custodian."

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     3.   Except as expressly amended hereby, all terms and
          provisions of the Agreement are and shall continue to be in full force and effect. This Amendment shall be construed in accordance with the applicable laws of the State of New York. This Amendment may be executed by one or both of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective authorized officers as of the day and year first above written.



MORGAN STANLEY TRUST COMPANY


By:     /s/
   ---------------------------
   Name:
   Title:


MAS FUNDS


By:     /s/
   ---------------------------
   Name:   Lorraine Truten
   Title:  Vice President